As filed with the Securities and Exchange Commission on June 1, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
FLAMEL TECHNOLOGIES SA
(Exact name of registrant as specified in its charter)
Republic of France
(State or other jurisdiction
of incorporation or organization)
Not applicable
(I.R.S. Employer
Identification No.)
Parc Club du Moulin a Vent
33,avenue du Docteur Georges Levy
69693 Venissieux Cedex France
+33 4-72-78-3434
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
1633 Broadway
New York, New York 10019
(212) 664-1666
(Name, address and telephone number of agent for service)
2005 Stock Option Plan
Share Awards to Employees
Warrants to Directors
Warrants to Scientific Advisory Committee
(Full title of the plan)
Copy to:
Amy Bowerman Freed
Hogan & Hartson L.L.P.
875 Third Avenue
New York, New York 10022
(212) 918-3000
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities to	Amount to be	maximum offering	aggregate offering	Amount of
be registered	registered (1)	price per share	price	registration fee
Ordinary Shares represented by American Depositary Shares	1,990,000	$18.595 (2)	$37,004,050 (2)	$3,959.43 (2)

(1)	Each Ordinary Share is represented by one American Depositary Share.

(2)	Estimated solely for calculating the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee is based on $18.595, which was the average of the high and low sales price of the American Depositary Shares on the NASDAQ National Market on May 24, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into the Registration Statement:
(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005; and

(b)	The description of the Registrant’s Ordinary Shares, nominal value approximately 0.122 euro per share (the “Ordinary Shares”), and the American Depositary Shares representing the Ordinary Shares, set forth in its Registration Statement on Form F-1 on April 19, 1996, as amended, pursuant to the Securities Act.
     In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (except with respect to Reports on Form 6-K, only those reports that so indicate on the cover page thereof) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The Exhibits required to be filed as part of this Registration Statement are listed in the attached index to Exhibits.
Item 9. Undertakings
     (1) The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(b)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 31st day of May, 2006.

FLAMEL TECHNOLOGIES S.A.
By:	/s/ Stephen H. Willard
Stephen H. Willard
Chief Executive Officer

POWER OF ATTORNEY
     Each of the undersigned officers and directors of Flamel Technologies S.A. hereby severally constitutes and appoints Stephen H. Willard as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen H. Willard	Chief Executive	May 31, 2006
Stephen H. Willard	Officer and Director
(Principal Executive Officer)
Authorized Representative in the United States

/s/ Michel Finance	Chief Financial Officer	May 31, 2006
Michel Finance	(Principal Financial Officer)

/s/ Siân Crouzet	Financial Controller (Principal	May 31, 2006
Siân Crouzet	Accounting Officer)

/s/ Cornelis Boonstra	Director	May 31, 2006
Cornelis Boonstra

/s/ Lodewijk J.R. de Vink	Director	May 31, 2006
Lodewijk J.R. de Vink

/s/ Frédéric Lemoine	Director	May 31, 2006
Frédéric Lemoine

/s/ Elie Vannier	Director	May 31, 2006
Elie Vannier

/s/ John Vogelstein	Director	May 31, 2006
John Vogelstein

INDEX TO EXHIBITS

Number	Description

5	Opinion of Hogan & Hartson MNP regarding the legality of the securities being registered

23.1	Consent of Ernst & Young Audit

23.2	Consent of Hogan & Hartson MNP (included in Exhibit 5)

24	Power of Attorney (reference is made to the signature page)